EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

29 November 2007

Shire plc (the "Company")

The Company announces that on 29 November 2007 it was notified of the acquisition in London, on that day, of ordinary shares in the Company by a Director, and an acquisition by another Person Discharging Managerial Responsibilities, following the close of a 27 month offering period under the Shire plc Employee Stock Purchase Plan.  The price of the ordinary shares, which was determined at the beginning of the offering period, was £5.84.

Notification of the acquisition of shares by a Director

284 ordinary shares in the Company were acquired by Mr Matthew Emmens, Chief Executive Officer, being 0.00005% of the issued shares of that class.  As a result of this transaction, Mr Emmens has a total interest of 19,222 ordinary shares in the Company being 0.0035% of the issued shares of that class.

Notification of the acquisition of shares by other Persons Discharging Managerial Responsibilities

1,137 ordinary shares in the Company were acquired by Ms Barbara Deptula, Executive Vice President, Business Development being 0.0002% of the issued shares of that class.  As a result of this transaction, Ms Deptula has a total interest of 1,137 ordinary shares in the Company being 0.0002% of the issued shares of that class.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

Registered in England 2883758  Registered Office as above

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758  Registered Office as above